Exhibit 99.1

         KIMCO REALTY REPORTS AN 11.5 PERCENT INCREASE IN FFO PER SHARE;
                   ANNOUNCES DIVIDEND INCREASE AND STOCK SPLIT

     Highlights:

     -    Net Income Per Share Increased 14.8 Percent to $0.70
     -    FFO Per Share Increased 11.5 Percent to $0.97
     - Company Increases 2005 FFO Guidance and Establishes Preliminary 2006 FFO Guidance
     -    Portfolio Occupancy Increases to a Record High Level of 94.1 Percent
     - Board of Directors Announces 2 for 1 Stock Split and an 8.2 Percent Dividend Increase

     NEW HYDE PARK, N.Y., July 26 /PRNewswire-FirstCall/ -- Kimco Realty Corporation (NYSE: KIM) today announced net income for the second quarter ended June 30, 2005 of $83.8 million compared to $71.4 million a year earlier, an increase of 17.4 percent. On a per share basis, net income increased 14.8 percent to $0.70 from $0.61 reported in the second quarter of 2004.

     Kimco's second quarter funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 13.7 percent to $112.4 million from $98.9 million for the same period last year. On a per share basis, second quarter FFO increased 11.5 percent to $0.97 from $0.87 a year ago. Quarterly FFO excludes gains on dispositions and transfers of operating properties net of minority interests and joint venture properties of approximately $8.4 million, or $0.07 per share, in 2005 and approximately $4.4 million, or $0.04 per share, in 2004.

     For the six months ended June 30, 2005, net income increased 19.5 percent to $170.6 million from $142.8 million for the same period last year. Net income per share increased 18.2 percent to $1.43 from $1.21 a year ago. Funds from operations rose 10.4 percent to $221.0 million for the six-month period ended June 30, 2005 from $200.1 million in the year earlier period. On a per share basis, FFO increased 8.5 percent to $1.91 from $1.76 reported a year ago. Funds from operations for the six months ended June 30, 2005 excludes gains on dispositions and transfers of operating properties net of minority interests and joint venture properties of approximately $20.7 million or $0.18 per share and approximately $6.9 million or $0.06 per share for the same period last year.

     FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

     During the quarter, Kimco's parent portfolio occupancy increased to 94.1 percent from 93.4 percent at March 31, 2005 and 92.4 percent a year earlier. The increase in occupancy, to a historic high for Kimco as a public company, was the result of new leasing, acquisition activity and property sales. For the quarter, Kimco signed 105 new leases in the portfolio totaling 610,000 square feet and 85 renewals totaling 374,000 square feet. Year to date the Company has signed 207 new leases in this portfolio totaling approximately 1.2 million square feet and 189 renewals totaling 1.3 million square feet. The average increase in base rent for new leases signed for same space leases was 13.2 percent and 10.2 percent for the quarter and six-months ended June 30, 2005, respectively. Occupancy in the Company's combined operating portfolio encompassing approximately 107 million square feet of gross leasable area increased to 94.8 percent from 94.3 percent in the prior quarter.

Stock Split and Dividend Increase
     Kimco's Board of Directors declared a two-for-one split of the Company's common stock to be effected in the form of a stock dividend payable on August 23, 2005 to shareholders of record on August 8, 2005. The Board, in taking this action, indicated a desire to increase the number of shares outstanding and thereby broaden the base of investors in the Company's common stock. The board also approved a quarterly dividend increase of 8.2 percent, raising the pre-split quarterly dividend payable per common share to $0.66 from the current quarterly level of $0.61 per common share. Historically, the Board has increased the dividend following the third quarter meeting; however, given the Company's strong operating results and positive outlook, the Board accelerated the timing of this year's increase. As a result, the Company's fourth quarter dividend payment will be 15.8 percent greater than a year ago. In addition, the Board declared the fourth quarter dividend payable at the increased split adjusted rate of $0.33 per common share payable on October 17, 2005 to shareholders of record on October 5, 2005.

Investment Activity
     During the quarter, the Company acquired interests in properties with a gross value of $276.8 million. Significant transactions included the following:

     -- The Company acquired a 25 percent interest in the Fremont Hub shopping center located in Fremont, California. The $123.2 million property is the dominant shopping center in the Fremont central business district. Several national retailers including Target, Safeway, Bed, Bath & Beyond, Marshall's, and Borders anchor the project. The center is currently undergoing a major redevelopment and renovation which is approximately 75 percent complete. Prior to acquiring this interest, Kimco managed the property on behalf of a partnership where the Company held a small ownership percentage. This transaction increases Kimco's ownership interest to 32.8 percent.

     -- As previously announced, the Company acquired a portfolio of 45 net leased properties for approximately $85.3 million primarily located in Fredricksburg, Richmond, and Stafford, Virginia. A 122,000 square foot shopping center in Poway, California, was acquired for $19.5 million and a 50 percent interest in a Kmart anchored property in Hillsborough, New Jersey, was acquired for $4.0 million.

     -- In Mexico, the Company invested $38.1 million in five properties, including four retail development projects located in Alcapulco, Pachuca (2) and Saltillo. Anchor tenants for the new developments will be Walmart (2), Home Depot and H-E-B supermarket.

     -- In Canada, Kimco in a joint venture with Capital Automotive REIT, invested $5.1 million in two properties leased to auto dealerships in the Toronto area.

     Subsequent to quarter end, the Company acquired an additional shopping center located in Lakeland, Florida, for approximately $8.0 million. In addition, Kimco currently has pending shopping center acquisitions in excess of $200 million.

     In the Company's preferred equity program, Kimco invested approximately $24.2 million in 16 properties. Kimco invested $8.4 million in two neighborhood centers totaling 200,000 square feet in Southlake and Austin, Texas. The Company invested $2.6 million in three neighborhood centers totaling 200,000 square feet in Ridgeland, a suburb of Jackson, Mississippi. In Montreal, Canada, the Kimco preferred equity program invested $3.4 million in two self storage properties with its operating partner, Apple Self Storage. As previously announced during the quarter, the Company invested $7.5 million of preferred equity in eight self storage properties in Dallas, Texas, and Columbus, Ohio. Kimco currently has preferred equity interests in approximately 74 operating properties and 18 properties under development with total investments of approximately $175.0 million.

     In Kimco's co-investment programs, the Company transferred Temple Town Center, a 275,000 square foot shopping center located in Temple, Texas, to its joint venture with UBS Wealth Management, and Ingleside Shopping Center, a 113,000 square foot center located in Baltimore, Maryland, was transferred to its joint venture with GE Real Estate. In addition, the Company transferred a 50 percent interest in a shopping center located in Reynosa, Mexico, to GE Real Estate in July. Kimco will continue to manage the investments on behalf of the ventures. Kimco currently has approximately $5.0 billion of assets under management in the Company's co-investment programs.

     The Company also sold 19 properties during the quarter for a gross selling price of $138.4 million. Seven operating properties were sold from the Company's parent portfolio resulting in gains of approximately $7.0 million. Two land parcels and ten properties from the Company's co-investment programs were also sold during the quarter. Additionally, a portion of a property in La Mirada, California, was sold from the Parent portfolio for $9.4 million subsequent to quarter end.

Development Activities
     Kimco's merchant building business, Kimco Developers Inc. (KDI), completed the sale of two shopping centers. Hope Valley Farms, located in Durham, North Carolina, was sold for $18.5 million and Tomball Crossings, located in Houston, Texas, was sold for $22.6 million. In addition, KDI sold portions of ten additional projects generating gross proceeds of $22.4 million. In aggregate, these property sales resulted in gains on sales of approximately $5.5 million, net of tax. Two additional pad sites were sold after quarter end for approximately $6.5 million.

     During the quarter, Kimco, together with Vestar Development Company, purchased approximately 59 acres of land for $23.0 million in Tustin, California, within the former Tustin Marine Air Base. This new development, The District at Tustin Legacy, will ultimately comprise 1.1 million square feet of retail shops in an attractive lifestyle and power center format. Retailers that have committed to the project include Target, Lowe's, Costco, Whole Foods, TJ Maxx, and others. In addition, KDI recently invested approximately $49.0 million to acquire five other land parcels for development and approximately $31.3 million in its pipeline of existing shopping center developments.

Capital Activities
     The Company has finalized an $850 million unsecured revolving credit facility from a group of banks led by JP Morgan Chase. This new credit facility, which replaces the Company's $500 million unsecured credit facility, bears interest at a rate of LIBOR plus 45 basis points and is scheduled to expire in July 2008. Kimco increased its facility in order to provide continued flexibility prior to determining the permanent capital structure or co-investment program for its acquisitions. Kimco also established a MXP500 million unsecured Mexican Peso denominated credit facility that bears interest at a rate of 100 basis points above the benchmark for the Mexican interbank money market (TIIE) and is scheduled to expire in May 2008. This facility will allow the Company to finance its growth in Mexico in a cost-efficient manner.

     During the quarter Kimco completed the issuance of medium-term notes from its shelf registration totaling $200 million due June 1, 2014 at an interest rate of 4.82 percent. The notes were issued at par. The proceeds from the issuance will be used to reduce indebtedness under the Company's existing revolving credit facilities, to fund future capital needs and general corporate purposes. As previously announced, Kimco North Trust III, a wholly-owned entity of Kimco Realty Corporation, recently completed the issuance of $150 million Canadian denominated senior unsecured notes. The notes bear interest at 4.45 percent and mature on April 21, 2010. Kimco Realty Corporation has provided a fully and unconditional guarantee of the notes, which were rated A- and Baa1 by Standard & Poor's and Moody's Investors Service, respectively. This represented the first time a U.S. REIT had raised debt capital in the Canadian market. The proceeds were used by Kimco North Trust III to pay down outstanding indebtedness under existing credit facilities, to fund long-term investments in Canadian real estate and for general corporate purposes.

Earnings Guidance
     As a result of the Company's continued strong operating results, Kimco's management increased its range of guidance for full year 2005 FFO per share to $3.85 - $3.88 on a pre-split basis ($1.92 - $1.94, post-split) from the prior guidance range of $3.78 - $3.83 ($1.89 - $1.92, post-split). Management also provided an initial range of guidance for 2006 FFO per share on a pre-split basis of $4.14 - $4.20 ($2.07 - $2.10, post-split) for the year ending December 31, 2006. The current First Call mean analyst estimate for Kimco's 2006 FFO is $4.14 ($2.07 post-split).

     Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 829 properties comprising approximately 116.0 million square feet of leasable space located throughout 43 states, Canada and Mexico. For further information refer to the Company's web site at http://www.kimcorealty.com.

     Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2004. Copies of each filing may be obtained from the Company or the SEC.

                            Kimco Realty Corporation
                   Condensed Consolidated Statements of Income
                      (In thousands, except per share data)

                                                   Three Months                     Six Months
                                                       Ended                           Ended
                                                     June 30,                        June 30,
                                           ----------------------------    ----------------------------
                                               2005            2004            2005            2004
                                           ------------    ------------    ------------    ------------
  Revenues from rental property            $    128,137    $    128,535    $    259,094    $    267,326
                                           ------------    ------------    ------------    ------------
  Rental property expenses:
   Rent                                           2,663           2,959           5,233           5,779
   Real estate taxes                             16,550          16,693          32,784          32,918
   Operating and maintenance                     13,949          13,240          31,853          29,516
                                           ------------    ------------    ------------    ------------
                                                 33,162          32,892          69,870          68,213
                                           ------------    ------------    ------------    ------------
 Net operating income                            94,975          95,643         189,224         199,113

 Income from other real estate
  investments                                    11,921           9,124          28,529          15,295
 Mortgage financing income                        3,465           2,898           6,570           6,458
 Management and other fee income                  7,477           7,068          15,130          12,829
 Depreciation and amortization                  (27,254)        (25,542)        (52,847)        (51,800)
                                           ------------    ------------    ------------    ------------
                                                 90,584          89,191         186,606         181,895

Other Investments:
  Interest, dividends
   and other investment income                    4,412           1,572           8,452           4,575
  Other income, net                              12,093           4,400          11,156           6,204

  Interest expense                              (30,497)        (28,165)        (59,137)        (55,393)
  General and administrative
   expenses                                     (12,750)        (10,392)        (24,754)        (20,620)
                                           ------------    ------------    ------------    ------------
                                                 63,842          56,606         122,323         116,661

  Provision for income taxes                     (2,296)         (3,316)         (4,933)         (5,419)

Equity in income of real estate
 joint ventures, net                             14,707          11,924          39,088          25,928
Minority interests in income of
 partnerships, net                               (3,912)         (2,548)         (7,048)         (4,747)
Gain on sale of development
 properties, net of tax of
 $3,664, $1,289, $7,143 and
 $3,888, respectively                             5,495           1,933          10,714           5,833
                                           ------------    ------------    ------------    ------------
    Income from continuing
     operations                                  77,836          64,599         160,144         138,256
                                           ------------    ------------    ------------    ------------
Discontinued Operations:
   Income from discontinued
    operating properties                            995           1,956           1,476           2,602
   Loss on operating properties
    held for sale/sold                           (2,615)             --          (2,615)         (4,151)
   Gain on disposition of
    operating properties                          7,065           4,875           9,461           6,112
                                           ------------    ------------    ------------    ------------
   Income from discontinued
    operations                                    5,445           6,831           8,322           4,563
                                           ------------    ------------    ------------    ------------
   Gain on transfer of operating
    properties(1)                                   706              --           2,301              --
   Loss on transfer of operating
    properties(1)                                  (150)             --            (150)             --
                                           ------------    ------------    ------------    ------------
                                                    556              --           2,151              --
                                           ------------    ------------    ------------    ------------
    Net income                                   83,837          71,430         170,617         142,819

    Preferred dividends                          (2,909)         (2,909)         (5,819)         (5,819)
                                           ------------    ------------    ------------    ------------
    Net income available to
     common shareholders                   $     80,928    $     68,521    $    164,798    $    137,000
                                           ============    ============    ============    ============

Per common share:
    Income from continuing
     operations:
      - Basic                              $       0.67    $       0.56    $       1.39    $       1.19
                                           ============    ============    ============    ============
      - Diluted(2)                         $       0.65    $       0.55    $       1.36    $       1.17
                                           ============    ============    ============    ============
    Net income:
      - Basic                              $       0.71    $       0.62    $       1.46    $       1.23
                                           ============    ============    ============    ============
      - Diluted(2)                         $       0.70    $       0.61    $       1.43    $       1.21
                                           ============    ============    ============    ============

Weighted Average Share Information              Three Months Ended               Six Months Ended
                                                     June 30,                        June 30,
                                           ---------------------------- -  ----------------------------
                                               2005             2004           2005            2004
                                           ------------    ------------    ------------    ------------
For earnings per share
 calculations:
Weighted average shares -
      - Basic                                   113,217         111,118         112,975         110,961
                                           ============    ============    ============    ============
      - Diluted(2)                              115,273         113,092         117,404         113,075
                                           ============    ============    ============    ============

      Income subject to
       income taxes                        $     13,300    $     11,739    $     31,500    $     23,728
                                           ============    ============    ============    ============

     Note: Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

     (1) Included in the calculation of income from continuing operations per share in accordance with SEC guidelines.

     (2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net income would be increased by $3,214 for the six months ended June 30, 2005. For the three month periods ended June 30, 2005 and 2004 and the six months ended June 30, 2004 the impact of the conversion would have an anti-dilutive effect on net income and therefore has not been included.

                            Kimco Realty Corporation
                              Funds From Operations
                      (In thousands, except per share data)

                                                Three Months Ended               Six Months Ended
                                                     June 30,                        June 30,
                                           ----------------------------    ----------------------------
                                               2005            2004            2005            2004
                                           ------------    ------------    ------------    ------------
Funds From Operations(1)
Net income                                 $     83,837    $     71,430    $    170,617    $    142,819
Gain on disposition of
 operating properties,
 net of minority
 interests                                       (7,771)         (4,442)        (11,762)         (5,679)

Gain on disposition of
 joint venture operating
 properties                                        (642)             --          (8,930)         (1,223)
Depreciation and
 amortization                                    27,709          26,221          53,892          53,213
Depreciation and
 amortization -
 real estate JV's,
 net of minority
 interests                                       12,219           8,564          22,979          16,812
Preferred stock
 dividends                                       (2,909)         (2,909)         (5,819)         (5,818)
                                           ------------    ------------    ------------    ------------
 Funds from
  operations(1)                            $    112,443    $     98,864    $    220,977    $    200,124
                                           ============    ============    ============    ============

 Per common share:
    - Basic                                $       0.99    $       0.89    $       1.96    $       1.80
                                           ============    ============    ============    ============
    - Diluted(2)                           $       0.97    $       0.87    $       1.91    $       1.76
                                           ============    ============    ============    ============


Weighted Average Share Information              Three Months Ended               Six Months Ended
                                                     June 30,                        June 30,
                                           ----------------------------    ----------------------------
                                               2005            2004            2005            2004
                                           ------------    ------------    ------------    ------------
For funds from operations
Weighted average shares -
    - Basic                                     113,217         111,118         112,975         110,961
                                           ============    ============    ============    ============
    - Diluted(2)                                117,656         115,475         117,404         115,458
                                           ============    ============    ============    ============

(1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization and gains on sales of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $1,607 and $1,502 for the three months ended June 30, 2005 and 2004, respectively, and $3,214 and $3,004 for the six months ended June 30, 2005 and 2004, respectively.

                            Kimco Realty Corporation
                      Condensed Consolidated Balance Sheets
                      (In thousands, except per share data)

                                                  June 30,     December 31,
                                                    2005           2004
                                                ------------   ------------
Assets:
 Operating real estate, net of
  accumulated depreciation of
  $703,005, and $634,642, respectively          $  3,135,111   $  3,095,360
 Investments and advances in real
  estate joint ventures                              622,849        595,175
 Real estate under development                       400,898        362,220
 Other real estate investments                       217,429        188,536
 Mortgages and other financing
  receivables                                        142,803        140,717
 Cash and cash equivalents                            47,377         38,220
 Marketable securities                               190,485        123,771
 Accounts and notes receivable                        59,305         52,182
 Other assets                                        173,565        153,416
                                                ------------   ------------
                                                $  4,989,822   $  4,749,597
                                                ============   ============
Liabilities:
 Notes payable                                  $  1,758,286   $  1,608,925
 Mortgages payable                                   312,167        353,071
 Construction loans payable                          196,073        156,626
 Dividends Payable                                    72,052         71,489
 Other liabilities                                   223,547        216,195
                                                ------------   ------------
                                                   2,562,125      2,406,306
                                                ------------   ------------
 Minority interests in partnerships                  114,122        106,891
                                                ------------   ------------
Stockholders' Equity:
 Preferred stock, $1.00 par value,
 authorized 3,600,000 shares
 Class F Preferred Stock, $1.00 par
 value, authorized 700,000 shares
    Issued and outstanding 700,000 shares                700            700
    Aggregate liquidation preference
     $175,000
 Common Stock, $.01 par value,
  authorized 300,000,000 shares
    Issued and outstanding 113,348,366
     and 112,426,406, respectively                     1,133          1,124
 Paid-in capital                                   2,231,589      2,200,544
 Retained earnings/
  (Cumulative distributions in
  excess of net income)                               22,916         (3,749)
                                                ------------   ------------
                                                   2,256,338      2,198,619
Accumulated other comprehensive income                57,237         37,781
                                                ------------   ------------
                                                   2,313,575      2,236,400
                                                ------------   ------------
                                                $  4,989,822   $  4,749,597
                                                ============   ============

     Reclassifications:
     Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

                            Kimco Realty Corporation
       Reconciliation of Projected Diluted Net Income Per Common Share to
                Projected Funds From Operations Per Common Share

                                           Projected Range            Projected Range
                                           Full Year 2005              Full Year 2006
                                      ------------------------    ------------------------
                                         Low           High          Low           High
                                      ----------    ----------    ----------    ----------
Projected diluted
 earnings per common share            $     2.79    $     2.82    $     2.84    $     2.90
Projected depreciation
 and amortization                           0.90          0.90          0.94          0.94
Projected depreciation
 and amortization from
 real estate joint
 ventures, net of
 minority interests                         0.39          0.39          0.45          0.45
Gain on
 disposition/transfer of
 operating properties                      (0.15)        (0.15)        (0.05)        (0.05)
Gain on disposition of
 joint venture
 operating properties,
 net of minority interests                 (0.08)        (0.08)        (0.04)        (0.04)
                                      ----------    ----------    ----------    ----------
Projected FFO per diluted
 common share                         $     3.85    $     3.88    $     4.14    $     4.20
                                      ==========    ==========    ==========    ==========

     Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

    Contact:
     Kimco Realty Corporation
     Scott Onufrey
     (516) 869-7190
     sonufrey@kimcorealty.com

SOURCE  Kimco Realty Corporation
    -0-                             07/25/2005
    /CONTACT:  Scott Onufrey of Kimco Realty Corporation, +1-516-869-7190,
     sonufrey@kimcorealty.com/
    /Web site:  http://www.kimcorealty.com /